Exhibit 5.1

Bnei Brak, September 3, 2021

PainReform Ltd.
4 Bruria Street,
Tel Aviv 6745442,
Israel

Dear Sir and Madam:
Re: REGISTRATION STATEMENT ON FORM F-3

We are acting as Israeli counsel for PainReform Ltd., an Israeli company (the “Company”), in connection with the preparation of a Registration Statement on Form F-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Sec”) on or about September 3, 2021, under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the proposed offer and sale by the Company from time to time as set forth in the prospectus contained in the Registration Statement (the “Prospectus”) and as shall be set forth in one or more supplements to the Prospectus (each, a “Prospectus Supplement”), of up to a $100,000,000 aggregate amount of any of all the following securities (the “Securities”): (i) ordinary shares par value NIS 0.03 per share (the “Ordinary  Shares”),(ii) warrants to purchase Ordinary Shares, including an expansion of the Company’s existing warrants which are currently listed on the NASDAQ Capital Market (the “Warrants”), (iii) subscription rights to purchase Ordinary Shares (the “Subscription Rights”) , (iv) debt securities, representing the Company’s direct general obligations and may include debentures, notes, bonds or other evidences of indebtedness which may be convertible into or exchangeable for Ordinary shares or other securities,  and (v) units of one or more of the securities that are offered under the Prospectus (the “Units”),

The Warrants will be issued under a warrant agreement (the “Warrant Agreement”) between the Company and a warrant agent (the “Warrant Agent”) and/or the Warrant holder. The Subscription Rights will be issued under a subscription rights agreement (the “Subscription Rights Agreement”) between the Company and a rights agent (the “Underwriter”). The Debt Securities will be issued under a trust indenture (the “Trust Indenture”) between the Company and a debt agent (the “Trustee”). The Units will be issued under a unit agreement (the “Unit Agreement”) between the Company and a unit agent (the “Unit Agent”).

We also have assumed that: (1) at the time of execution, issuance and delivery of any Warrants, the related Warrant Agreement will be the valid and legally binding obligation of the Warrant Agent and/or the Warrant holder, as the case may be, enforceable against such party in accordance with its terms; (2) at the time of execution, issuance and delivery of any Subscription Rights, the related Subscription Rights Agreement will be the valid and legally binding obligation of the Underwriter, enforceable against such party in accordance with its terms; (3) at the time of the execution, issuance and delivery of the Debt Securities, the related Trust Indenture will be the valid and legally binding obligation of the Trustee, enforceable against such party in accordance with its terms; (4) at the time of the execution, issuance and delivery of the Units, the related Unit Agreement will be the valid and legally binding obligation of the Unit Agent, enforceable against such party in accordance with its terms.

Central: B.S.R. Tower 4, 33th Floor,
7 metsada St. Bnei Brak, 5126112
Tel. 972-3-6109100 | Fax +972-3-6127449
Tel. 972-3-6133371 | Fax +972-3-6133372
Tel. 972-3-7940700 | Fax +972-3-7467470

SRFK Manhattan: New York, Broadway 61, NY 10006

Haifa & Northern: 7 Palyam Blvd. Haifa,
(Phoenix House) 7th Floor, 3309510
Tel. +972-4-8147500 | Fax 972-4-8555976
Banking & Collection, 6th Floor
Tel. 972-4-8353700 | Fax 972-4-8702477
Romania: 7 Franklin, 1st District, Bucharest
Cyprus: 9 Zenonos Kitieos St., 2406 Engomi, Nicosia

We have assumed further that: (1) at the time of execution, issuance and delivery of any Warrants, the related Warrant Agreement will have been duly authorized, executed and delivered by the Company and the Warrant Agent and/or the Warrant holder, as the case may be; (2) at the time of execution, issuance and delivery of any Subscription Rights, the related Subscription Rights Agreement will have been duly authorized, executed and delivered by the Company and the Underwriter; (3) at the time of execution, issuance and delivery of the Debt Securities, the Trust Indenture will have been duly authorized, executed and delivered by the Company and the Trustee; (4) at the time of execution, issuance and delivery of the Units, the Unit Agreement will have been duly authorized, executed and delivered by the Company and the Unit Agent; and (5) at the time of the issuance and sale of any of the Securities, the terms of the Securities, and their issuance and sale, will have been established so as not to violate any applicable law or regulation or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company.

For the purpose of the opinions expressed below, we have assumed further that after the issuance of the Ordinary Shares pursuant to the Registration Statement, the total number of issued Ordinary Shares, together with the total number of Ordinary Shares reserved for issuance upon the exercise, exchange or conversion, as the case may be, of any exercisable, exchangeable or convertible security then outstanding, will not exceed the total number of authorized share capital under the Company's Amended and Restated Articles of Association.

Based upon the foregoing, in reliance thereon and subject to the assumptions, comments, qualifications, limitations and exceptions stated herein and the effectiveness of the Registration Statement under the Act, we are of the opinion that:

1.
With respect to the Ordinary Shares, assuming the taking of all necessary corporate action to authorize and approve the issuance Ordinary Shares, the terms of the offering thereof and related matters, upon payment of the consideration therefor provided for in the applicable definitive purchase, underwriting or similar agreement approved by the board of directors and otherwise in accordance with the provisions of the applicable convertible Securities, if any, such Ordinary Shares will be validly issued, fully paid and non-assessable.

2.
With respect to the Warrants, assuming the (a) taking of all necessary corporate action to authorize and approve the issuance of the underlying Ordinary Shares, and the issuance and terms of any Warrants, the related Warrant Agreement, the terms of the offering thereof and related matters and (b) due execution, authentication, issuance and delivery of such Warrants upon payment of the consideration therefor provided for in the applicable definitive purchase, underwriting or similar agreement approved by the board of directors and otherwise in accordance with the provisions of the applicable Warrant Agreement, such Warrants will constitute valid and legally binding obligations of the Company to the extent governed by Israeli law.

3.
With respect to the Subscription Rights, assuming the (a) taking of all necessary corporate action to authorize and approve the issuance and terms of any Subscription Rights, the related Subscription Rights Agreement and the Ordinary Shares, the terms of the offering thereof and related matters and (b) due execution, countersignature (where applicable), authentication, issuance and delivery of such Subscription Rights upon payment of the consideration therefor provided for in the applicable definitive purchase, underwriting or similar agreement approved by the board of directors and otherwise in accordance with the provisions of the applicable Subscription Rights Agreement, such Subscription Rights will constitute valid and legally binding obligations of the Company to the extent governed by Israeli law.

4.
With respect to the Debt Securities, assuming the (a) taking of all necessary corporate action to authorize and approve the issuance and terms of any Debt Securities and of the underlying Ordinary Shares upon conversion or exchange as the case may be, the related Trust Indenture, the terms of the offering thereof and related matters and (b) due execution, countersignature (where applicable), authentication, issuance and delivery of such Debt Securities upon payment of the consideration therefor provided for in the applicable definitive purchase, underwriting or similar agreement approved by the board of directors and otherwise in accordance with the provisions of the applicable Trust Indenture, such Debt Securities will constitute valid and legally binding obligations of the Company to the extent governed by Israeli law.

5.
With respect to the Units, assuming the (a) taking of all necessary corporate action to authorize and approve the issuance and the terms of the Units, the related Unit Agreement and any Securities which are components of the Units, the terms of the offering thereof and related matters and (b) due execution, countersignature (where applicable), authentication, issuance and delivery of the Units and the Securities that are components of such Units in each case upon the payment of the consideration therefor provided for in the applicable definitive purchase, underwriting or similar agreement approved by the board of directors, and otherwise in accordance with the provisions of the applicable (i) Warrant Agreement, in the case of Warrants and (ii) Subscription Rights Agreement, in case of Subscription Rights, such Units will be validly issued and will entitle the holders thereof to the rights specified in the Unit Agreements to the extent governed by Israeli law.

          In addition to the assumptions, comments, qualifications, limitations and exceptions set forth above, the opinions set forth herein are further limited by, subject to and based upon the following assumptions, comments, qualifications, limitations and exceptions:

1.
We are members of the Israel Bar, and we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of the State of Israel and have not, for the purpose of giving this opinion, made any investigation of the laws of any other jurisdiction than the State of Israel. The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise you of the same. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinions, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency. This opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters.

2.
Our opinions herein are subject to and may be limited by (i) applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws affecting or relating to the rights and remedies of creditors generally including, without limitation, laws relative to fraudulent conveyances, preference and equitable subordination, (ii) general principles or equity (regardless of whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing, (iv) requirements that a claim with respect to any Securities denominated other than in United States dollars (or a judgment denominated other than in United States dollars with respect to such a claim) be converted into United States dollars at a rate of exchange prevailing on a date determined pursuant to applicable law, and (v) governmental authority to limit, delay or prohibit the making of payments outside the United States or in foreign currency or composite currency.

3.
Our opinions are further subject to the effect of generally applicable rules of law arising from statutes, judicial and administrative decisions, and the rules and regulations of governmental authorities that: (i) limit or affect the enforcement of provisions of a contract that purport to require waiver of the obligations of good faith, fair dealing, diligence and reasonableness; (ii) limit the availability of a remedy under certain circumstances where another remedy has been elected; (iii) limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, recklessness, willful misconduct or unlawful conduct; (iv) may, where less than all of the contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange and (v) govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys' fees.

4.
We express no opinion as to the enforceability of any provision in any Warrant Agreement, Subscription Rights Agreement, Unit Agreement, or other agreement purporting or attempting to (i) confer exclusive jurisdiction and/or venue upon certain courts or otherwise waive the defenses of forum non conveniens or improper venue, (ii) confer subject matter jurisdiction on a court not having independent grounds therefor, (iii) modify or waive the requirements for effective service of process for any action that may be brought, (iv) waive the right of the Company or any other person to a trial by jury, (v) provide that remedies are cumulative or that decisions by a party are conclusive, or (vi) modify or waive the rights to notice, legal defenses, statutes of limitations or other benefits that cannot be waived under applicable law.

5.
We express no opinion as to the enforceability of any rights to indemnification or contribution provided for in any Warrant Agreement, Subscription Rights Agreement, Unit Agreement or other agreement which are violative of public policy underlying any law, rule or regulation (including any federal or state securities law, rule or regulation) or the legality of such rights.

6.
You have informed us that you intend to issue the Securities from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof. We understand that prior to issuing any Securities you will afford us an opportunity to review the operative documents pursuant to which such Securities are to be issued (including the applicable Prospectus Supplement) and will file such supplement or amendment to this opinion (if any) as we may reasonably consider necessary or appropriate by reason of the terms of such Securities.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the Securities. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Very truly yours,

Doron, Tikotzky, Kantor, Gutman, Nass, Amit Gross & Co.
Advocates and Notaries